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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in the registration statements (Numbers 033-99434, 333-19069, 333-30635, 333-44781, and 333-78241) on Form S-8 of SITEL Corporation of our reports dated March 5, 2004, relating to the consolidated balance sheets of SITEL Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule, which reports appear in the December 31, 2003 Annual Report on Form 10-K of SITEL Corporation.

 Our report also indicates that the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

/s/ KPMG LLP
KPMG LLP
Omaha, Nebraska
March 5, 2004

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INDEPENDENT AUDITORS' CONSENT